Exhibit 99

First Interstate BancSystem
Reaching New Heights

To our shareholders,

We are pleased to announce First Interstate BancSystem has achieved record earnings for the 16th consecutive year. The company earned $45,421,000 in 2004, an 11% increase over last year’s earnings of $40,752,000. Diluted earnings per share were also a record $5.68, up $.53 from last year. Return on average common equity in 2004 was 15.75%, compared to 15.79% in 2003. Our efficiency ratio improved to 64.68%, down from 65.43% in 2003.

Annual

Net interest income of $150,419,000 increased $9,775,000 over 2003, the increase driven mostly by balance sheet growth. Loans grew by $184,610,000, or 7%, while deposits grew $164,960,000, or 5%. The net interest margin of 4.34% was 3 basis points lower than 2003. Although short term rates began to increase in the second half of 2004, a flattening yield curve places pressure on maintaining net interest margin.

Total noninterest income for 2004 was $1,104,000 higher than 2003 despite a $6,961,000 reduction in fee revenue from residential real estate loans. The reduction of residential real estate loan fee revenue was replaced in 2004 by increased revenue in deposit fees, overdraft charges, data processing, investment management services and loan servicing fees. In addition to fee income growth, noninterest income also increased $1,690,000 due to the sale of the Cut Bank branch in July 2004.

Total noninterest expense of $143,592,000 was $5,667,000 higher than 2003. Excluding the effect of trust preferred issuance costs and mortgage servicing impairments totaling $2,950,000 in 2003, total noninterest expense for 2004 increased $8,617,000 over 2003. Of that increase, $3,973,000 occurred in salary and benefits expense and $3,084,000 in occupancy, furniture and equipment expense.

Fourth Quarter

Earnings of $12,045,000 in the fourth quarter were the highest fourth quarter results in company history. Earnings were $2,195,000, or 22%, higher than fourth quarter 2003. Earnings per common share of $1.49 were up $.25 from last year. Return on average common equity of 15.70% was up 122 basis points from the comparable quarter last year. The efficiency ratio was 66.10%, a 157 basis point improvement over 2003.

Net interest income was $2,592,000 higher in the fourth quarter of 2004. This was primarily the result of balance sheet growth. Average loans grew $141,277,000, or 6%, while average deposits grew $177,919,000, or 6%. Net interest margin of 4.30% declined 4 basis points over fourth quarter 2003. The provision for loan losses decreased approximately $1,000,000 for the quarter (and for the year) due to lower levels of non-performing loans, net charge-offs and internally classified loans.

Noninterest income of $17,638,000 was $1,029,000 higher than fourth quarter 2003. With the exception of residential real estate loan fee revenue which decreased $368,000, the increase was comprised of increased fee revenue from the same categories as previously mentioned in the annual analysis of noninterest income.

Noninterest expenses increased $1,616,000 or, 4%, over fourth quarter 2003. Salary and benefits accounted for $774,000 of this increase and occupancy, furniture and equipment accounted for $1,175,000.

On January 12th, 2005, the company paid a $.42 dividend per common share. Effective with the dividend to be paid April 2005, the company has increased its dividend to $.48 per share to reflect increased earnings.

This past year has been another record breaker for First Interstate BancSystem, not only a record in terms of earnings, but also in asset size, surpassing $4 Billion; just three years ago we celebrated passing the $3 Billion threshold. Faced with the challenges of a low interest rate environment, our talented team of employees, officers and directors led the company to another year of improved returns for all our stakeholders.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Executive Officer

Financial Highlights
Three Months ended December 31

(unaudited)	2004	2003	% Change
(in thousands except per share data)

OPERATING RESULTS
Net income	$12,045	$9,850	22.3%
Diluted earnings per share	1.49	1.24	20.2%
Dividends per share	0.42	0.34	23.5%
PERIOD END BALANCES
Assets	4,217,293	3,879,744	8.7%
Loans	2,739,509	2,554,899	7.2%
Investment Securities	867,315	799,587	8.5%
Deposits	3,321,681	3,156,721	5.2%
Common Stockholders’ Equity	308,326	274,226	12.4%
Common Shares Outstanding	7,970	7,913	0.7%
QUARTERLY AVERAGES
Assets	4,186,552	3,869,925	8.2%
Loans	2,690,004	2,548,727	5.5%
Investment Securities	854,795	793,005	7.8%
Deposits	3,309,524	3,131,605	5.7%
Common Stockholders’ Equity	305,179	269,955	13.0%
Common Shares Outstanding	7,978	7,913	0.8%

Fourth Quarter 2004

Fourth Quarter 2004

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(unaudited)	2004	2003	2004	2003
(in thousands, except per share data)
Total interest income	$51,084	$47,559	$192,840	$189,258
Total interest expense	11,755	10,822	42,421	48,614

Net interest income	39,329	36,737	150,419	140,644
Provision for loan losses	1,387	2,430	8,733	9,852

Net interest income after provision for loan losses	37,942	34,307	141,686	130,792
Noninterest income	17,638	16,609	71,256	70,152
Noninterest expense	37,715	36,099	143,592	137,925

Income before taxes	17,865	14,817	69,350	63,019
Incometaxes	5,820	4,967	23,929	22,267

Net income	$12,045	$9,850	$45,421	$40,752

COMMON SHARE DATA:
Diluted EPS	1.49	1.24	5.68	5.15
Dividends	0.42	0.34	1.56	1.32
Book value			38.68	34.66
Tangible book value			33.99	29.90
Appraised value			63.00	51.00

Selected Ratios

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(unaudited)	2004	2003	2004	2003
PERFORMANCE
Return on avg common equity	15.70%	14.48%	15.75%	15.79%
Return on avg common equity excl. market adj of securities	15.67%	14.41%	15.64%	15.87%
Return on avg assets	1.14%	1.01%	1.14%	1.09%
Net interest margin, FTE	4.30%	4.34%	4.34%	4.37%
Efficiency ratio	66.10%	67.67%	64.68%	65.43%

CREDIT QUALITY (Period End)
Provision for loan losses to average loans			0.33%	0.40%
Net charge offs to average loans			0.21%	0.31%
Allowance for loan losses to loans			1.54%	1.52%
Allowance for loan losses to non-accruing loans			239.85%	160.60%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.49%	7.13%
Avg loans to avg deposits			82.27%	81.24%

Condensed Consolidated Balance Sheet

	December 31
(unaudited)	2004	2003
(In thousands)

ASSETS
Cash and due from banks	$235,251	$214,529
Federal funds sold	37,590	66,455
Interest bearing deposits	83,067	458
Investment securities	867,315	799,587
Loans	2,739,509	2,554,899
Less: allowance for loan losses	42,141	38,940

Net loans	2,697,368	2,515,959
Premises & equipment, net	121,928	112,441
Accrued interest receivable	20,569	19,411
Goodwill and core deposit intangibles	39,607	41,064
Mortgage servicing rights	17,624	14,405
Bank owned life insurance	60,645	58,704
Other assets	36,329	36,731

Total Assets	$4,217,293	$3,879,744

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,321,681	$3,156,721
Securities sold under repurchase agreements	449,699	323,406
Other liabilities	26,428	29,426
Other borrowed funds	7,995	7,137
Long — term debt	61,926	47,590
Subordinated debenture	41,238	41,238

Total Liabilities	3,908,967	3,605,518
Common stockholders’ equity	308,326	274,226

Total Liabilities and Stockholders’ Equity	$4,217,293	$3,879,744

First Interstate BancSystem
P.O. Box 30918 ☐Billings, Montana 59116 ☐ (406) 255-5390
www.firstinterstatebank.com